Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED SECURITIES DIVIDENDS

                          (in thousands, except ratios)

                                                                   For the Year Ended
                                                                    December 31, 2004
                                                                    -----------------
Net income                                                              $23,365
                                                                         ======
Fixed charges:
      Audit fees                                                             51
      Trustee fees                                                          119
      Administrative and consulting fees                                  1,157
                                                                          -----
Total fixed charges                                                       1,327
                                                                          -----
Earnings before fixed charges                                           $24,692
Fixed charges, as above                                                   1,327
                                                                          -----
Preferred securities dividend                                            38,690
                                                                         ------
Fixed charges including preferred securities dividends                 $ 40,017
                                                                        -------
Ratio of earnings to fixed charges and preferred securities dividend        .62
                                                                            ---